Exhibit 22.1

The following subsidiaries of Lineage, Inc. (the “Company”) (i) are the issuer or guarantors, as applicable (and as described below), of the 5.250% Senior Notes due 2030 (the “USD Notes”) and (ii) are the issuer or guarantors, as applicable (and as described below), of the 4.125% Senior Notes due 2031 (the “Euro Notes”):

Subsidiary	Role	Jurisdiction of Organization
Lineage OP, LP	Issuer of the USD Notes and guarantor of the Euro Notes	Maryland
Lineage Europe Finco B.V.	Issuer of the Euro Notes and guarantor of the USD Notes	Netherlands
Lineage Logistics Holdings, LLC	Guarantor of the USD Notes and the Euro Notes	Delaware
Lineage Logistics, LLC	Guarantor of the USD Notes and the Euro Notes	Delaware
Lineage Logistics Services, LLC	Guarantor of the USD Notes and the Euro Notes	Delaware
Lineage Logistics Canada Holdings, LLC	Guarantor of the USD Notes and the Euro Notes	Delaware
Lineage AUS RE Holdings, LLC	Guarantor of the USD Notes and the Euro Notes	Delaware
Columbia Colstor, Inc.	Guarantor of the USD Notes and the Euro Notes	Washington
Lineage Columbia Mezz, LLC	Guarantor of the USD Notes and the Euro Notes	Delaware
Lineage Logistics MTC, LLC	Guarantor of the USD Notes and the Euro Notes	Maryland
Lineage WA Columbia RE, LLC	Guarantor of the USD Notes and the Euro Notes	Delaware
Lineage Treasury Europe B.V.	Guarantor of the USD Notes and the Euro Notes	Netherlands
Boreas Logistics Holdings B.V.	Guarantor of the USD Notes and the Euro Notes	Netherlands
Lineage Logistics Canada Holdings Ltd.	Guarantor of the USD Notes and the Euro Notes	Ontario, Canada
Emergent Cold Midco Pty Ltd	Guarantor of the USD Notes and the Euro Notes	Australia